Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 (File No. 333-250890) of our reports dated February 25, 2020 relating to the financial statements of VEREIT, Inc. and subsidiaries and the effectiveness of VEREIT, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of VEREIT, Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
January 15, 2021